Exhibit 99.1

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

Third Quarter Report

Quarter ended September 30, 2010

Parrot’s Landing in North Lauderdale, Florida (left) and Inland Empire Distribution Center (iEDC) in San Bernardino, California—joint venture owned assets

Third Quarter Overview

•        During 2010, the REIT significantly accelerated its acquisition activity and acquired a number of assets in a diverse range of property types. Each of these assets provides an opportunity to take advantage of an undervalued or under-utilized property in today’s market and creates a potential for future growth in value.

•        The REIT has acquired interests in three quality properties located in Southern California’s Inland Empire, a rebounding and highly promising industrial market, strategically located approximately 50 miles east of the key ports and intermodal rail yards at Long Beach and Los Angeles. On August 10, the REIT acquired a 16% net joint venture interest in the two-building El Cajon Distribution Center in San Bernardino. This asset was subsequently re-branded Inland Empire Distribution Center. On August 27, the REIT purchased an 80% joint venture interest in Archibald Business Center, a corporate headquarters and industrial warehouse facility in Ontario. On November 23, the REIT acquired an 80% joint venture interest in the four-building Interchange Business Center in San Bernardino.

•        On September 17, the REIT acquired a 90% joint venture interest in Parrot’s Landing, a 560-unit, 95% leased multifamily community located in North Lauderdale, Florida, an improving market for multifamily properties.

•        On October 20, the REIT acquired an 80% joint venture interest in the 311-room Aston Kauai Beach Hotel on the island of Kauai, Hawaii. The hotel will be repositioned and rebranded as the Courtyard by Marriott Kauai at Coconut Beach.

•        On October 21, the REIT announced the acquisition of a 90% joint venture interest in a nine-building portfolio of medical office buildings in the Miami—Fort Lauderdale, Florida area. Eight of the buildings are located on hospital campuses, providing significant location advantages. The portfolio also includes 7.8 acres of undeveloped adjacent land.

Financial Highlights

Some numbers have been rounded for presentation purposes.

(in thousands, except	3 mos. ended	3 mos. ended	9 mos. ended	9 mos. ended
per share data)	Sep. 30, 2010	Sep. 30, 2009	Sep. 30, 2010	Sep. 30, 2009
Modified FFO(1)	$1,107	$311	$8,530	$836
Modified FFO, per share(1)	$0.05	$0.03	$0.46	$0.09
Distributions declared	$2,587	$1,437	$6,877	$2,904
Distributions per share	$0.126	$0.130	$0.374	$0.295

(in thousands)	As of Sep. 30, 2010	As of Dec. 31, 2009
Total assets	$262,220	$144,937
Total liabilities	$86,095	$22,338

Investor Information

A copy of the REIT’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov or by written request to the REIT at its corporate headquarters. You may also elect to sign up for electronic delivery by visiting behringerharvard.com and selecting the option to “Go Paperless” at the top of the home page. For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

behringerharvard.com

Reconciliation of MFFO to Net Income

(in thousands)	3 mos. ended Sep. 30, 2010	3 mos. ended Sep. 30 2009	9 mos. ended Sep. 30, 2010	9 mos. ended Sep. 30, 2009
Net income (loss)	$(3,529)	$(285)	$1,419	$(1,024)
Net (income) loss from noncontrolling interest	231	—	(388)	—
Real estate depreciation and amortization	1,520	596	3,173	1,860
(Gain)/loss on sale of depreciable assets	(152)	—	(152)	—
FFO(2)	(1,930)	311	4,052	836
Acquisition expenses	3,037	—	4,478	—
MFFO(3)	$1,107	$311	$8,530	$836

(1) We use modified funds from operations (MFFO), which excludes from FFO acquisition-related costs, impairment charges and adjustments to fair value for derivatives not qualifying for hedge accounting, to further evaluate our operating performance. MFFO for the three and six months ended September 30, 2010 includes a gain recognized in earnings totaling $5,492, or $0.30 per share, related to obtaining the fee simple interest in the Palms of Monterrey.

(2) Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries.

(3) FFO and MFFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions; both should be reviewed in connection with other GAAP measurements. A reconciliation of MFFO and MFFO-per-share to net income can be found in our third quarter Form 10-Q on file with the SEC.

In support of our continuing efforts to cut costs and save stockholder capital, Behringer Harvard will discontinue mailing quarterly summary reports beginning in 2011. Quarterly summary reports for each program will be made available online at behringerharvard.com. Additionally, quarterly conference calls will be open to stockholders with notices sent to you in your quarterly statements.

PRESORTED STANDARD U.S. POSTAGE PAID HOUSTON, TX
PERMIT NO. 2187
15601 Dallas Parkway, Suite 600
Addison, TX 75001

Date Published 1/11
OP2-IN-FD-report-000095-1-Q3 Report 2010
© 2011 Behringer Harvard

Third Quarter Report
Behringer Harvard Opportunity REIT II, Inc.